FOURTH AMENDMENT, LIMITED WAIVER AND CONSENT


         THIS FOURTH AMENDMENT, LIMITED WAIVER AND CONSENT (this "Waiver")
is made as of March 17, 1995 by and between Intellicall, Inc., a Delaware corporation (together with its successors,assigns and transferees, the "Company"), and Nomura Holding America Inc., a Delaware corporation (together with its successors, assigns and transferees, the "Purchaser"). Capitalized terms used herein without definition shall have the respective meanings ascribed to them in that certain Note Purchase Agreement, dated as of August 11, 1994, by and between the Company and the Purchaser, as previously amended (the "Purchase Agreement").


                                R E C I T A L S


         A. Pursuant to the Purchase Agreement, the Purchaser on August 11, 1994 purchased certain secured promissory notes of the Company, consisting of its Variable Rate Senior Bridge Notes Due 1996, Series A, in an aggregate principal amount not to exceed $16,000,000 at any one time outstanding (the "Series A Notes"), and its 12.5% Senior Bridge Notes Due 1996, Series B, in the aggregate principal amount of $8,000,000 (the "Series B Notes", and, collectively, together with the Series A Notes, the "Notes").

         B. The Company has entered into a Restructuring Agreement dated as of December 31, 1994, a true and correct copy of which is attached to this Waiver as Exhibit A (as in effect on the date hereof, the "Restructuring Agreement"), with Murdock, Remmers & Associates, Inc., an Iowa corporation ("MRA"), pursuant to which, subject to certain conditions, among other things, (i) the Company has agreed to cancel and deliver to MRA the Unsecured Note and the Royalty Note (each defined in the Restructuring Agreement), which notes were previously executed and delivered by MRA to the Company and have been pledged to the Purchaser as Collateral pursuant to the Company Security Agreement, and to cancel certain equipment Lease Agreements previously executed between the Company as lessor and MRA as lessee (the "MRA Equipment Leases"), and accrued amounts owed thereunder to the Company by MRA, (ii) in exchange therefor, MRA has agreed to pay to the Company the sum of $800,000 (the "Initial Payment") and to execute and deliver to the Company an Installment Note in the principal amount of $625,000 (the "Installment Note"), payable in five installments of $125,000 each on April 15, 1995, July 15, 1995, October 15, 1995, January 15,
1996 and April 15, 1996, and (iii) MRA has agreed to redeem 14,706 shares of its outstanding 10% Series A Preferred Stock held by the Company, which shares have been pledged to the Purchaser pursuant to the Company Security Agreement (the "Pledged Preferred Shares"), and to issue to the Company in exchange therefor its Preferred Stock Subordinated Note due 2005 in the principal amount of $1,000,000 (the "Subordinated Note"). The foregoing transactions and the other transactions provided for in the Restructuring Agreement are hereinafter collectively called the "Restructuring Transactions."



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



         C. The Company has requested that the Purchaser enter into this Waiver in order to evidence the Purchaser's consent to the Restructuring Agreement and the Restructuring Transactions (which consent is a condition precedent to the obligations of the parties thereunder) and to facilitate the effectuation of the Restructuring Transactions.

         NOW THEREFORE, in consideration of the terms and conditions contained herein and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Limited Waiver and Consent. In condition of the representations, warranties, covenants and agreements of the Company set forth in this Waiver, the Purchaser hereby consents to the execution by the Company of the Restructuring Agreement and the consummation of the Restructuring Transactions contemplated thereby, and waives any Event of Default that may have occurred or may occur solely by reason of the execution of such agreement or the consummation of the Restructuring Transactions, including, without limitation, and Event of Default arising in connection therewith under Section 10.4 of the Purchase Agreement. The consent and waiver set forth in this Section 1 shall be limited to the specific matters described herein and shall not be deemed to (i) be a waiver of any other term or condition of the Purchase Agreement or (ii) prejudice any rights not specifically waived herein which the Purchaser or any other holder of Notes may now have or may have in the future under the Purchase Agreement or any Related Document.

         2. Disposition of Collateral; Application of Funds. The Company agrees that (i) upon receipt of the Initial Payment, it will immediately pay a portion thereof equal to $379,000 to the Purchaser, for application to the outstanding principal balance of the Series A Notes in accordance with the provisions of the Purchase Agreement as amended by this Waiver, and will pay the remaining
$421,000 to Norwest Financial Leasing, Inc. in payment of the Company's obligations under the Norwest Purchase Agreement; and (ii) upon receipt of the Installment Note and the Subordinated Note, it will immediately pledge and deliver the same to the Purchaser as additional Collateral pursuant to the provisions of the Company security Agreement, together with appropriate assignments executed by the Company in blank. Upon receipt of such amount and such notes and assignments, the Purchaser will thereupon release and deliver to the Company the Unsecured Note, the Royalty Note and the Pledged Preferred Shares, for delivery by the Company to MRA in cancellation or redemption thereof (as the case may be) pursuant to the provisions of the Restructuring Agreement, and will further execute and deliver to the Company any UCC-3 Termination Statements that may be required in order to evidence the release of the Purchaser's Liens in the MRA Equipment Leases and the equipment leased thereby. The Company acknowledges and agrees that all notes and other instruments or documents received by it pursuant top or in connection with the Restructuring Agreement, and all of the Company's rights under the Restructuring Agreement and such notes, instruments and documents, and all proceeds of any thereof, constitute additional Collateral subject to the provisions of the Company Security Agreement.




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



     3. Amendments to the Purchase Agreement. The Purchase Agreement is hereby amended as follows:

     A. Section 1.1 of the Purchase Agreement is hereby amended by inserting the following new definitions immediately following the definition of the term "Maturity Date") appearing therein:

     "'MRA' means Murdock, Remmers & Associates, Inc., an Iowa corporation.

     "'MRA Initial Payment' means the sum of $800,000 to be paid to the Company by MRA pursuant to Section 2.3 of the MRA Restructuring Agreement.

     "'MRA Installment Note' means the Unsecured Note due April 15, 1996 in the principal amount of $625,000, issued or to be issued by MRA to the Company pursuant to Section 2.3 of the MRA Restructuring Agreement, as from time to time amended, modified or supplemented in accordance with its terms.

     "'MRA Restructuring Agreement' means the Restructuring Agreement dates as of December 31, 1994, between the Company and MRA,as from time to time amended, modified or supplemented in accordance with its terms.

     "'MRA Subordinated Note' means the Preferred Stock Subordinated Note due January 31, 2005 in the principal amount of $1,000,000, issued or to be issued by MRA to the Company pursuant to Section 3.2 of the MRA Restructuring Agreement, as from time to time amended, modified or supplemented in accordance with its terms."

     B. Section 3.1 of the Purchase Agreement is amended by adding the following new subsection (f) immediately following subsection (e) thereof:

     "(f) Within one (1) Business Day after receipt by the Company of any payment made at any time pursuant to or in connection with the provisions of the MRA Restructuring Agreement or any note or other document executed in connection therewith, including, without limitation, (i) the MRA Initial Payment (other than a portion thereof equal to $421,000, which shall be used by the Company to pay obligations owed to Norwest Financial leasing, Inc. under the Norwest Purchase Agreements), (ii) any installment payment or other payment of principal or interest paid by MRA under the MRA Installment Note, and (iii) any payment or principal or interest made by MRA under the MRA Subordinated Note, the Company shall pay such amount to the Purchaser, for application to the outstanding principal balance of the Series A Notes (pro rata in accordance with the respective outstanding principal amounts thereof), or, in the event that at the time of such payment the outstanding principal balance of the Eries A Notes if $0, for application to the outstanding principal balance of




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




the Series B Notes (pro rata in accordance with the respective outstanding principal amounts thereof). Each such payment shall be accompanied by an Officer's Certificate of the Company setting forth the source and amount of such payment and stating that it is being paid pursuant to the provisions of this
Section 3.1(f)."

     C. Section 3.4 of the Purchase Agreement is amended by adding the following new subsection (e) immediately following subsection (d) thereof:

     "(e) Notwithstanding any other provisions of this Agreement to the contrary, the Company shall not reissue all or any portion of the principal amount of the Series A Notes which shall have been repaid pursuant to the provisions of Section 3.1(f) hereof (i) at any time on or prior to June 30, 1995, or (ii) at any time after June 30, 1995 unless cumulative EBITDA for the period January 1, 1995 to and including the last day of the fiscal quarter of the Company most recently ended prior to the proposed date of any such reissuance shall be not less than the corresponding amount shown opposite such period below (as demonstrated in a certificate signed by the Chief Financial Officer of the Company delivered together with the financial statements of the Company for such fiscal quarter furnished pursuant to Section 7 hereof)":

                           Period from January 1, 1995
                           to and Including the Fiscal            Required
                           Quarter Ended:                          EBITDA
                           ---------------------------            ---------

                              June 30, 1995                    $   2,070,000
                              September 30, 1995                   5,225,000
                              December 31, 1995                    8,200,000
                              March 31, 1996                       9,425,000
                              June 30, 1996                       11,900,000"

     4. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser that:

     A. Representations in the Purchase Agreement; No Defaults. Each of the representations and warranties made by the Company in the Purchase Agreement is true and correct on and as of the date hereof to the same extent as if made on and as of the date hereof except to the extent that such representations and warranties specifically relate to an earlier date, in which case they are true and correct as of such earlier date, and such representations and warranties are hereby incorporated by reference as if set forth herein in full (except that the representation contained in Section 4.21 of the Purchase Agreement is subject to the potential infringement claim of Aerotel U.S.A., Inc. contained in its letter to the Company dated January 13, 1995). No event has occurred and is continuing or will result from the transactions contemplated hereby which constitutes





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




(or with notice or the passage of time would constitute) an Event of Default under the Purchase Agreement as it existed before this Waiver or as it exists after the effectiveness of this Waiver, except such as are being waived pursuant to this Waiver.

     B. Corporate Authority. The execution, delivery and performance by Company of this Waiver (i) is within its corporate powers, (ii) has been duly authorized by all necessary corporate action on the part of its Board of Directors and stockholders, and (iii) does not require the consent or approval of, of any registration, filing or declaration with, any Governmental Body or non-governmental Person, except of the Purchaser as set forth in this Waiver.

     C. Binding Effect. This Waiver is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relative to or affecting the enforcement of creditors' rights generally in effect from time to time and by general principles of equity.

     5. Effect of Waiver. It is hereby agreed that from and after the date hereof all references to the Purchase Agreement in the Related Documents shall be references to the Purchase Agreement as heretofore amended and as further amended by this Waiver; provided that, except as specifically provided herein, this Waiver does not in any way affect or impair the terms, conditions and other provisions of the Purchase Agreement or any of the other Related Documents, or the obligations of the Company thereunder, and all terms, conditions and other provisions of the Purchase Agreement shall remain in full force and effect except to the extent specifically amended, modified or waived pursuant to the provisions of this Waiver.

     6. Payment Fees. The Company agrees to pay all fees, costs and expenses incurred by the Purchaser in connection with the negotiation, preparation, execution and delivery of this Waiver and all other documents executed pursuant to or in connection herewith, including, without limitation, the fees and disbursements of Sonnenschein Nath & Rosenthal, special counsel to the Purchaser, in connection herewith.

     7. Counterparts. This Waiver may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall be deemed to constitute one and the same instrument.

     8. Governing Law. THIS WAIVER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     9. Headings. Section headings are included herein for convenience of reference only and shall not constitute a part of this Waiver for any other purposes.




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




     10.  Amendments  and  Modifications.   Any  term,  covenant,  agreement  or
condition of this Waiver may, with the consent of the parties hereto, be amended, or compliance therewith may be wived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Waiver as of the day and year first written above.


                                            INTELLICALL, INC.



          03/30/95                           By: /s/ Michael H. Barnes
          --------                           -------------------------------
           Dated                             Chief Financial Officer


                                             NOMURA HOLDING AMERICA, INC.


          03/30/95                           By:  /s/ Howard Gellis
          --------                           ------------------------------
           Dated                             Attorney-in-Fact


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